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For Immediate Release                                               EXHIBIT 99.1

                   eBAY INC. OUTLINES GLOBAL BUSINESS STRATEGY

San Jose, Calif., October 29, 2001 - eBay Inc. (NASDAQ: EBAY; www.ebay.com), the world's online marketplace, today held its annual financial analyst conference, during which the company outlined its strategy for growth through 2005. At the meeting, eBay reaffirmed its 2005 revenue goal of $3 billion, and provided financial guidance for 2002. In addition, eBay executives highlighted key areas of growth, both domestically and abroad.

Based on eBay's current outlook for next year, the company believes net revenues for 2002 could approximate $1.05 to $1.1 billion and its 2002 pro forma earnings per share could range between $0.70 and $0.73 per diluted share. The company also reaffirmed its financial projections for the fourth quarter of 2001.

"The depth, breadth and potential of our business gives us great confidence in the future," said Meg Whitman, president and CEO of eBay. "The eBay marketplace is thriving across geographies, trading categories, pricing formats, listed items, user growth, and the services we offer our community."

eBay executives also underscored the company's ongoing commitment to profitability and returns-based investment. The company reiterated its goal of achieving operating margins of 30 to 35 percent before 2005, including gross margins in the mid-80 percent range, and free cash flows approaching $1 billion.

Rajiv Dutta, eBay's CFO, said, "The long-term potential of eBay's business, in terms of its robust and stable revenue base, opportunities for leverage and ability to generate free cash flows, is quite remarkable."

eBay's 2005 revenue goal is based on its estimate of the size of its addressable markets, which include collectibles, practical items, computers, used autos and parts, and the continued strength of its proven global trading model. eBay estimates its current potential addressable markets at about $1.8 trillion, increasing to an estimated $2.8 trillion by 2005.

Sources of Revenue Growth - The U.S. Business

Company executives outlined plans for growing the U.S. business across all of its categories and trading formats. Rapidly expanding areas such as computers and eBay Motors were highlighted. eBay also described its next generation of fixed price trading, called eBay Express Buys, which will result from the upcoming integration of Half.com into the eBay platform along with the Buy It Now feature and eBay Stores.

Sources of Revenue Growth - The International Business
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eBay also reviewed its recent international expansion and its current position in 17 markets around the world. eBay Germany's growth and profitability were highlighted, including Q3-01 revenues of $16 million and operating margins of more than 40%. The company expects its international portfolio of businesses to reach profitability on a fully allocated aggregate basis in 2002.

Technology

eBay summarized its ongoing site operations and underscored its success in scaling to process ever-growing global demand and rolling out advanced features and functions while lowering costs. The company also described its next generation software architecture, which is designed to increase productivity and trading velocity as well as allow for greater flexibility in adding new businesses.

ABOUT EBAY
eBay is The World's Online Marketplace(TM). Founded in 1995, eBay created a powerful platform for the sale of goods and services by a passionate community of individuals and businesses. On any given day, there are millions of items across thousands of categories for sale on eBay, as well as on Half.com, eBay's site dedicated to fixed price trading. eBay enables trade on a local, national and international basis with customized sites in markets around the world.

FORWARD LOOKING STATEMENT
This announcement contains forward-looking statements that involve risks and uncertainties, including those relating to the company's ability to grow its business and user base. Actual results could differ materially from those discussed. Factors that could cause or contribute to such differences include, but are not limited to, the company's current need to manage both an increasingly broad range of businesses and significant growth, to deal with the increasingly competitive environment for online trading, to manage regulatory and litigation risks, to maintain site stability and to continue to expand its model outside of the U.S., as well as the timing and commercial success of new features and functions added to the company's sites, the price and demand for advertising offered by the company, the success of the company's commercial partners and the costs of announced and prospective joint ventures, acquisitions and other commercial transactions. This forward looking guidance assumes no substantial worsening of the economy from current levels and no terrorist actions making consumers less willing to purchase or receive goods. More information about potential factors which could affect the company's business and financial results is included in the company's Annual Report on Form 10-K for the year ended December 31, 2000, the company's Quarterly Reports on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, and in the company's report on Form 8-K being filed October 29, 2001. All forward-looking statements are based on information available to the company on the date hereof, and the company assumes no obligation to update such statements.

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Investor Relations Contact:         Matt Gustke 408-626-5330
Media Relations Contact:            Kevin Pursglove  408-558-7458
Investor Information Request:       408-558-7493 or investor_relations@ebay.com